Monarch Bay Associates, LLC

January 8, 2009

Mr. Tydus Richards
Chairman of the Board
MGMT Energy, Inc.

RE: Engagement Letter for MGMT Energy, Inc.

Dear Mr. Richards;

We are pleased to submit to you this binding Engagement Letter (the "Agreement") that sets forth the arrangement whereby Monarch Bay Associates, LLC ("MBA") will act as exclusive placement agent to MGMT Energy, Inc. (together with its subsidiaries, the "Company"), and provide other investment banking services intended to facilitate the growth of the Company.

We propose to secure a financing of $5,000,000 for the Company in common stock or other equity-linked securities or debt, in one or more financings (each, and collectively, the "Financing"), in amounts and upon terms acceptable to the Company.

Our proposed services under this Agreement are subject to the following conditions (all cash consideration payable in US Dollars unless otherwise agreed):

1. Retainer Consideration: The non-refundable cash retainer is waived.

2. Cash Consideration: At each closing of Financing, the Company shall pay to MBA a cash commission from the gross proceeds of each such closing per the following schedule:

   - Any funding from any source: Three Percent (3%) of any such Financing.
   - Funding from an MBA source: Five Percent (5%) of any such Financing

3. Warrant Consideration: Promptly following the final closing in an offering of Financing, the Company shall issue to MBA or its designees warrants ("Agent Warrants") to purchase three percent (3%) in the case of a Financing from a non-MBA source or Five percent (5%) in the case of a Financing from an MBA source of the total common stock issued and issuable from the Financing (including common stock underlying warrants and convertible securities). The Agent Warrants shall be exercisable at the lowest of the purchase, conversion, or exercise price per share of any securities issued to investors in such Financing and shall be exercisable until the latest of (i) five years from the date of the final closing if such offering of Financing or (ii) the last expiration date of any of the warrants issued in such Financing. The Agent Warrants will provide for cashless exercise (even if the warrants issued to investors do not have such a right). The Agent Warrants will have the benefit of anti-dilution protection against issuances of securities at prices below the exercise price of the Agent Warrants to the extent provided to investors in the Financing. The Agent Warrants will not be callable or redeemable and will be transferable within MBA's organization, at MBA's discretion, and shall have registration and other rights under the same terms as any warrants issued to investors in such Financing.

4. MBA Rights: Upon execution hereof, the Company grants MBA the following rights:

30950 Rancho Viejo Road, Suite 120, San Juan Capistrano, CA 92675

a. MBA shall become the Company's exclusive agent for all equity or equity-linked financings, including convertible debt or debt financings, for a period of four (4) months from the signing of this Agreement.

b. Upon closing of a minimum of $5,000,000 in Financing within four months from the signing of this Agreement, MBA shall remain the exclusive agent for all equity or equity-linked financings, including convertible debt or debt financings for a period of twelve (12) months from the signing of this Agreement.

c. In connection with the Financing, MBA shall have the right to associate itself with other members of the Financial Industry Regulatory Authority, Inc. ("FINRA") and/or agents who will share in compensation and who shall be afforded indemnification as agents of MBA pursuant to Section 5 below and Schedule A incorporated therein. The selection of other agents and their compensation shall be at MBA's sole discretion and expense.

d. Until one (1) year following completion of the Financing, MBA shall be entitled to receive, and the Company shall be obligated to pay to MBA, the fees set forth in Paragraphs 1, 2, and 3 herein with respect to any such transactions entered into by the Company with any financing individual or entity ("person") that makes a financial investment in or lends money to the Company that was first introduced directly to the Company by MBA.

5. Indemnification: The Company agrees to indemnify MBA to the extent of and in accordance with the provisions of Schedule A hereto, which is incorporated by reference herein and made a part hereof.

6. Due Diligence: This Agreement is subject to customary due diligence by MBA. The Company shall assist with and take whatever actions necessary to facilitate MBA's due diligence review of the Company and its operations.

7. Expenses: The Company will reimburse MBA for any and all reasonable expenses incurred by MBA in connection with MBA's performance of the services provided for in this Agreement; provided, however, that any such expenses must be pre-approved by MGMT and otherwise adhere to control procedures implemented by MGMT. All requests for reimbursement for expenses must be accompanied by documentation in form and detail satisfactory to MGMT. MGMT will reimburse MBA for expenses incurred in compliance with this Section 7 within fifteen days following MGMT's receipt of MBA's invoice therefore. The Company will pay all costs and expenses on a pre-approved basis incident to the issuance, offer, sale and delivery of each Financing incurred by the Company, including but are not limited to state "Blue Sky" fees, legal fees, printing costs, travel costs, mailing, couriers, and personal background checks.

8. Publicity. Neither party will make any public or other disclosures concerning any proposed Financing pursuant to this Agreement, except with respect to the limited solicitation of any Financing, subject to any agreement between the parties, applicable law, and each party's legal obligations.

9. Information. In connection with MBA providing the services described above, the Company shall provide MBA with any information that MBA reasonably requires. The Company hereby acknowledges that MBA will be using and relying on said information without independent verification and that MBA assumes no responsibility for the accuracy and completeness of any information provided to it by the Company. MBA acknowledges that the Company is a publicly-traded Company and it shall safeguard, hold confidential and not disclose or utilize, other for the Financing(s) contemplated by this Agreement, any material, non-public information it may obtain.

10. Limitation on Services. MBA shall not be obligated to provide advice or perform services to the Company that are not specifically addressed in this Agreement. The Company hereby

acknowledges that MBA is not a fiduciary of the Company and that MBA makes no representations or warranties regarding the Company's ability to secure financing, whether now or in the future. The obligations of MBA described in this Agreement consist solely of commercially reasonable best efforts services to the Company, and in no event shall MBA be required to act as the agent of the Company or to provide legal or accounting services. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance upon information or advice furnished by MBA hereunder, shall be those of the Company or such affiliates, and MBA shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

11. Governing Law; Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflict of laws principles or rules. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, then the parties agree to submit the dispute to binding and non-appealable arbitration in a venue located in Orange County CA in accordance with the rules of the American Arbitration Association ("AAA"). The prevailing party shall be reimbursed by the nonprevailing party for all reasonable attorney's fees and costs (including all arbitration costs) incurred by the prevailing party in resolving such dispute. Any award rendered in arbitration may be enforced in any court of competent jurisdiction. Notwithstanding the foregoing, any action by either MBA or the Company to obtain specific performance of any provision of this Agreement by the other party may be brought in any appropriate judicial forum.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective authorized assigns. Any attempt by either party to assign (other than by operation of law pursuant to a merger) any rights, duties or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

13. Entire Agreement; Severability. This document contains the entire agreement between the parties with respect to the subject matter hereof, and neither party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

14. Survival. The parties acknowledge that certain provisions of this Agreement must survive any termination or expiration thereof in order to be fair and equitable to the party to whom any promise or duty to perform is owed under such provision prior to such termination or expiration of the Agreement. Therefore, the parties agree that each of the numbered provisions herein shall survive the termination or expiration of this Agreement for the period required to meet and satisfy any obligations and promises arising therein and thereunder.

15. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

If the foregoing correctly sets forth the understanding between us, please sign below where indicated.

Very truly yours,

Monarch Bay Associates, LLC

By: ______________________
Name: Keith Moore
Title: Managing Director

MGMT Energy, Inc.

By: ______________________
Name: Mr. Tydus Richards
Title: Chairman of the Board

ACCEPTED AND AGREED TO AS OF THE 14TH DAY OF JANUARY, 2009.

SCHEDULE A TO ENGAGEMENT LETTER

INDEMNIFICATION

The Company agrees that it shall indemnify and hold harmless, MBA, its members, managers, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party with respect to, caused by, or otherwise arising out of any transaction contemplated by this Agreement or MBA's performing the services contemplated hereunder; provided, however, the Company will not be liable to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from MBA's gross negligence or bad faith in performing such services.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and MBA on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and MBA on the other, but also the relative fault of the Company and MBA; provided, however, in no event shall the aggregate contribution of MBA and/or any Indemnified Party be in excess of the net compensation actually received by MBA and/or such Indemnified Party pursuant to this Agreement.

The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

In the event any Indemnified Party shall incur any expenses covered by this Exhibit A, the Company shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party's delivery to the Company of an invoice therefor, with receipts attached. Such obligation of the Company to so advance funds may be conditioned upon the Company's receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of MBA's engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company's business or assets.

Initials ________ Initials ________